PRESS RELEASE

Attention Business/Financial Editors:

NOVAMERICAN STEEL REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS

MONTREAL, January 8, 2003 - Novamerican Steel Inc. (NASDAQ: TONS) announced today its financial results for the fourth quarter and year ended November 30, 2002.  (All amounts are in U.S. dollars).

SUMMARY OF FINANCIAL HIGHLIGHTS

(in thousands of U.S. dollars, except per share and tons data)

QUARTER ENDED
	November 30, 2002	November 24, 2001	Change

Net sales	$121,880	$105,972	$15,908	15.0%
Gross margin	24.5%	24.7%	-0.2%	-0.9%
Net income	$7,265	$3,480	$3,785	108.8%
Net income per share	$0.75	$0.36	$0.39	108.3%

Tons sold	209,473	201,897	7,576	3.8%
Tons processed	224,158	192,410	31,748	16.5%
	433,631	394,307	39,324	10.0%

YEAR ENDED
	November 30, 2002	November 24, 2001	Change

Net sales	$465,501	$417,029	$48,472	11.6%
Gross margin	24.6%	22.8%	1.8%	7.8%
Net income	$20,118	$8,014	$12,104	151.0%
Net income per share	$2.07	$0.83	$1.24	149.4%

Tons sold	866,632	772,676	93,956	12.2%
Tons processed	737,198	666,552	70,646	10.6%
	1,603,830	1,439,228	164,602	11.4%

FOURTH QUARTER RESULTS

Net income for the fourth quarter increased by $3.8 million, or 108.8% to $7.3 million, or $0.75 per share, versus $3.5 million, or $0.36 per share, for the same period in 2001.

Net income for the year ended November 30, 2002 increased by $12.1 million, or 151.0%, to $20.1 million, or $2.07 per share, versus $8.0 million, or $0.83 per share in 2001.

Tons sold and processed in the fourth quarter of 2002 increased by 39,324 tons, or 10.0%, to 433,631 tons from 394,307 in the fourth quarter of 2001.

Tons sold and processed for the year ended November 30, 2002 increased by 164,602 tons, or 11.4%, to 1,603,830 tons from 1,439,228 tons in 2001.

Sales for the fourth quarter increased by $15.9 million, or 15.0%, to $121.9 million from $106.0 million for the same period in 2001.

Sales for the year ended November 30, 2002 increased by $48.5 million, or 11.6%, to $465.5 million from $417.0 million in 2001.

The gross margin for the fourth quarter 2002 decreased to 24.5% from 24.7% in 2001.

The gross margin for the year ended November 30, 2002 increased to 24.6% from 22.8% in 2001.

OPERATIONS

Novamerican achieved record earnings both for the fourth quarter and for the fiscal year 2002.   Certain sectors of the economy, such as the automotive industry and housing construction, remained strong throughout 2002.  Our growth in tons sold and processed can be attributed to these sectors, to the overall growth of our latest geographic expansions and to the increased diversification of our customer base.

NEW AND PLANNED FACILITIES

Construction at the new facility in Montreal is well under way.  Management expects to begin production at this new facility by mid 2003.

OUTLOOK

Management believes that there will be opportunites for growth in the year 2003.  Novamerican will continue to rely on the mix of its businesses and its management style to maximize its performance.

COMPANY DESCRIPTION

Novamerican Steel Inc., based in Montreal, Canada with thirteen operating locations in Canada and eleven operating locations in the United States, processes and distributes carbon steel, stainless steel and aluminum products, including carbon steel tubing for structural and automotive markets.

FORWARD-LOOKING (SAFE HARBOUR) STATEMENTS

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, product demand, competition, regulatory approvals, the effect of economic conditions and technological difficulties and other risks detailed in the Company's filings with the U.S. Securities and Exchange Commission.

CONTACTS

For further information:  Christopher H. Pickwoad, CA, Chief Financial Officer, Novamerican Steel Inc. (514) 368-6455.  Visit us at www.novamerican.com.

Conference call:  Wednesday January 8, 2003 at 4:30 pm.  Please call 514-368-6455 for details.

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share and tons data)

	Three months ended			Year ended
	November 30,	November 24,	November 30,	November 24,
	2002	2001	2002	2001
	(unaudited)	(unaudited)

	$	$	$	$

Net sales	121,880	105,972	465,501	417,029
Cost of sales	92,041	79,801	351,229	322,057
Gross margin	29,839	26,171	114,272	94,972

Operating expenses
Plant	7,568	7,260	31,894	30,358
Delivery	3,749	3,916	16,230	15,746
Selling	2,853	2,580	11,581	11,112
Administrative and general	4,344	5,835	20,015	19,458
	18,514	19,591	79,720	76,674
Operating income	11,325	6,580	34,552	18,298

Interest expense	1,228	1,420	5,062	6,455
Share in income of joint ventures	(279)	9	(708)	(74)
	949	1,429	4,354	6,380
Income before income taxes and minority interest	10,376	5,151	30,198	11,917
Income taxes	3,111	1,723	10,080	3,903
Income before minority interest	7,265	3,428	20,118	8,014
Minority interest	-	52	-	-
Net income	7,265	3,480	20,118	8,014

Basic and fully diluted income per share	$0.75	$0.36	$2.07	$0.83

Weighted average number of shares outstanding	9,700,000	9,700,000	9,700,000	9,700,000

Comprehensive income
Net income	7,265	3,480	20,118	8,014
Changes in cumulative translation adjustment	(166)	(704)	679	(973)
Unrealized loss on interest rate swap, net of deferred taxes	38	(661)	(598)	(661)
	7,137	2,115	20,199	6,380

Tons sold	209,473	201,897	866,632	772,676
Tons processed	224,158	192,410	737,198	666,552
	433,631	394,307	1,603,830	1,439,228

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)
				Accumulated
				Other	Total
	Common Shares		Retained	Comprehensive	Shareholders'
	Number	Amount	Earnings	Loss	Equity
		$	$	$	$
Balance at November 24, 2001	9,700,000	28,404	78,671	(7,407)	99,668
Net income			20,118		20,118
Changes in cumulative translation adjustment				679	679
Unrealized loss on interest rate swap,
net of deferred taxes	-	-	-	(598)	(598)
Balance at November 30, 2002	9,700,000	28,404	98,789	(7,326)	119,867

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)	Three months ended			Year ended
	November 30,	November 24,	November 30,	November 24,
	2002	2001	2002	2001
	(unaudited)	(unaudited)
	$	$	$	$

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	7,265	3,480	20,118	8,014
Adjustments to reconcile net income to net cash from
(used for) operating activities
Depreciation and amortization	1,367	1,534	6,228	6,019
Share in income of joint ventures	(279)	9	(708)	(74)
Deferred income taxes	1,878	339	2,154	915
Minority interest	-	(52)	-	-
Loss (gain) on disposal of property, plant and equipment	182	-	177	(7)
Changes in working capital items
Accounts receivable	(2,182)	(424)	(7,791)	7,837
Income taxes receivable	-	739	292	51
Inventories	1,144	1,563	(19,301)	10,350
Prepaid expenses and other	221	(277)	697	(274)
Accounts payable and accrued liabilities	(242)	4,784	7,604	(4,666)
Income taxes payable	692	-	3,726	-
Net cash from operating activities	10,046	11,694	13,196	28,165
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of minority interest	-	-	(2,088)	-
Investment in a joint venture	-	(260)	(1,550)	(3,435)
Distribution from a joint venture	-	62	157	250
Additions to property, plant and equipment	(9,442)	(1,698)	(13,512)	(9,279)
Proceeds from disposal of property, plant and equipment	309	(2)	483	44
Other assets	28	(88)	55	(2,167)
Net cash used for investing activities	(9,105)	(1,985)	(16,455)	(14,587)
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in bank indebtedness	(1,632)	(1,618)	(3,672)	(16,573)
Advance due to an employee	1,966	-	1,966	-
Proceeds from long-term debt	4,985	292	9,024	53,154
Repayment on long-term debt	(1,797)	(1,609)	(7,031)	(43,779)
Net cash from (used for) financing activities	3,522	(2,935)	287	(7,198)

Effect of exchange rate changes on cash and cash equivalents	7	(152)	28	(159)
Net increase (decrease) in cash and cash equivalents	4,470	6,622	(2,944)	6,221
Cash and cash equivalents, beginning of period	3,119	3,912	10,534	4,313
Cash and cash equivalents, end of period	7,590	10,535	7,590	10,534

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	(873)	445	4,532	5,924
Income taxes paid	26	(279)	3,995	2,944

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)

	November 30,	November 24,
	2002	2001

	$	$
ASSETS
Current assets
Cash and cash equivalents	7,590	10,534
Accounts receivable	67,580	59,608
Income taxes receivable	-	292
Inventories	87,672	68,193
Prepaid expenses and other	784	1,480
Deferred income taxes	1,149	441
	164,775	140,548
Investment in joint ventures	11,451	9,350
Property, plant and equipment	81,290	73,710
Goodwill, net of accumulated amortization	12,420	11,031
Other assets	1,769	2,323
	271,705	236,962

LIABILITIES
Current liabilities
Current portion of long-term debt	7,472	5,797
Bank indebtedness	3,534	7,193
Accounts payable and accrued liabilities	63,253	51,504
Income taxes payable	3,710	-
	77,969	64,494
Long-term debt	62,068	61,694
Fair value of interest rate swap	2,289	1,201
Deferred income taxes	9,512	7,128
Minority interest	-	2,776
	151,838	137,294

SHAREHOLDERS' EQUITY
Share capital	28,404	28,404
Retained earnings	98,789	78,671
Accumulated other comprehensive loss	(7,326)	(7,407)
	119,867	99,668
	271,705	236,962